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                                                                EXHIBIT 23-a
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                  INDEPENDENT AUDITORS' CONSENT

The Board of Directors
MEMC Electronic Materials, Inc.:

We consent to incorporation by reference in the registration statement (Nos. 33-96420 and 333-19159) on Form S-8 of MEMC Electronic Materials, Inc. of our reports dated January 24, 1997, relating to the consolidated balance sheets of MEMC Electronic Materials, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, and related schedule, which reports appear in or are incorporated therein in the December 31, 1996, annual report on Form 10-K of MEMC Electronic Materials, Inc.



                                   /s/ KPMG Peat Marwick LLP

St. Louis, Missouri
March 21, 1997